Exhibit 10.1

August 5, 2021

John Forrester

Dear John,

I am pleased to present the following high-level terms for your promotion to Chief Executive Officer of Cushman & Wakefield. Please note, this letter serves as the summary of key compensation terms for purposes of agreement. Detailed terms and conditions will be forthcoming between today and your official start date of January 1, 2022.

All compensation terms in this document will be expressed in USD. Details on conversion approach will be determined at a later date.

•	Your annualized salary will be $900,000.

•

Your short-term annual cash incentive target will be $1,500,000. The payment of this will be based on company performance and Board of Directors discretion for the applicable performance year with a payout opportunity of 0% to 200% of the target amount

•

Your annual long-term incentive (LTI) target opportunity will be $5,600,000. This LTI will be in the form of 50% Restricted Stock Units (RSUs) with a 3-year ratable time-based vesting term and 50% performance-based Restricted Stock Units (PSUs) payable on company performance over a three-year performance period.

Note – all compensation is subject to approval by our Board of Directors and will be subject to the terms and conditions of any applicable plan or agreement pursuant to which the compensation is granted.

Congratulations on your promotion to this important role. The Board has the utmost confidence in your ability to lead Cushman & Wakefield through this next stage of growth and success.

Holly Tyson

Chief People Officer

Cushman & Wakefield